UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
_________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 9, 2026 (April 8, 2026)
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C4 THERAPEUTICS, INC.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-39567	47-5617627
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Arsenal Way, Suite 120 Watertown, MA		02472
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (617) 231-0700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CCCC	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On April 8, 2026, C4 Therapeutics, Inc. (“C4T”) entered into a Research Collaboration and License Agreement (the “License Agreement”) with F. Hoffmann-La Roche Ltd. (“Roche Basel”) and Hoffmann-La Roche Inc. (“Roche US”, and together with Roche Basel, “Roche”) to collaborate on the discovery, development and commercialization of degrader-antibody conjugates (“DACs”), an emerging modality designed to selectively target and neutralize disease-causing proteins in cancer cells. C4T and Roche have a pre-existing material relationship arising from the Amended and Restated License Agreement entered into by and between C4T and Roche dated as of December 20, 2018, as amended, pursuant to which the parties have been collaborating on targeted protein degradation research since 2016.
Pursuant to the terms of the License Agreement, C4T grants Roche a worldwide, exclusive license under certain of C4T’s intellectual property rights to develop, manufacture and commercialize DACs directed to two initial undisclosed oncology targets. Roche is responsible for all development, regulatory approval, manufacturing and commercialization costs. Under the terms of the License Agreement, Roche has agreed to make an upfront cash payment of $20.0 million. Roche is also obligated to make certain additional payments upon the achievement of specified research and development milestones, including payments upon advancement of programs through defined research stages. In addition, across the collaboration, C4T is eligible to receive over $1.0 billion in aggregate development, regulatory and commercial milestone payments, plus tiered royalties on net sales. Royalties payable from Roche to C4T range from mid-single digit to low-double digit percent, subject to customary product-by-product and country-by-country basis termination and reductions under certain circumstances as described in the License Agreement.
In addition, as part of the collaboration, C4T grants Roche an option to obtain a worldwide, exclusive license under certain of C4T’s intellectual property rights to develop, manufacture and commercialize DACs directed to one additional target exercisable within a specified period following the effective date of the License Agreement, subject to payment of an option exercise fee. If Roche exercises this option, this additional program would also provide for additional potential milestones and royalties.
The License Agreement includes customary representations and warranties, covenants, and indemnification obligations for a transaction of this nature. The License Agreement became effective upon signing and will continue in full force and effect on a product-by-product and country-by-country basis until the expiration of all applicable royalty terms, unless earlier terminated. Under the terms of the License Agreement, each of C4T and Roche has the right to terminate the agreement for material breach by, or insolvency of, the other party. Roche may also terminate the License Agreement in its entirety, or on a target-by-target basis, for convenience upon ninety (90) days’ notice.
The foregoing description of the License Agreement is only a summary and is qualified in its entirety by reference to the License Agreement, a copy of which C4T intends to file as an exhibit to C4T’s Quarterly Report on Form 10-Q for the period ending June 30, 2026.
Item 7.01 Regulation FD Disclosure.
On April 9, 2026, C4T issued a press release relating to the License Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
On April 9, 2026, the Company also posted a corporate presentation on its website at https://ir.c4therapeutics.com/events-presentations. A copy of the presentation is furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K.
The information in Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed subject to the requirements of amended Item 10 of Regulation S-K, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of any such information.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The exhibits shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K (17 CFR 229.601) and Instruction B.2 to this form.

Exhibit Number	Description
99.1	Press release issued April 9, 2026
99.2	Corporate presentation of the Company dated April 9, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C4 Therapeutics, Inc.

Date: April 9, 2026	By:	/s/ Kendra R. Adams
Kendra R. Adams
Chief Financial Officer and Treasurer